EXHIBIT 99.1

OXiGENE Complies With NASDAQ Listing Requirements

SOUTH SAN FRANCISCO, Calif., June 6, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced the Company has regained compliance with the minimum Market Value of Listed Securities (MVLS) requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5450(b)(2)(A). Consequently, the Company's securities will continue to be listed on The NASDAQ Stock Market (NASDAQ).

The June 1, 2011 letter from NASDAQ stated that the Company's MVLS has been at least $35 million for more than 10 consecutive business days (from May 10, 2011 through May 31, 2011). NASDAQ previously notified the Company on March 10, 2011 that the Company had regained compliance with the Minimum Bid Price Requirement of at least $1.00 per share. Accordingly, the NASDAQ Hearing Panel (Panel) determined on June 1, 2011 that the Company has regained compliance with all of the Panel's conditions to continued listing on NASDAQ, and that the Panel is closing its inquiry into this matter.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including the Company's continued listing on The NASDAQ Stock Market. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the Company's ability to obtain additional financing or maintain the required market value or closing bid price of its listed securities. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CONTACT: Investor and Media Contact:
         Michelle Edwards, Investor Relations
         medwards@oxigene.com
         650-635-7006